Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 of our report dated April 24, 2026 with respect to the audited consolidated financial statements of Ebang International Holdings Inc., appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 24, 2026